UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 3, 2009

Meade Instruments Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22183 (Commission File Number)	95-2988062 (IRS Employer Identification Number)

27 Hubble, Irvine, California (Address of principal executive offices)		92618 (Zip Code)

Registrant’s telephone number, including area code:
(949) 451-1450

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 3, 2009, Meade Instruments Corp. (the “Company”) and Steven Murdock, the Company’s Chief Executive Officer, entered into an Employment Agreement.  Under the Employment Agreement, Mr. Murdock receives an annual salary of $1.00 and receives the Company’s standard medical insurance benefits.  As previously reported, the Company granted Mr. Murdock an option (the “Conditional Option”) to purchase all or any part of an aggregate of 750,000 shares of the Company’s Common Stock at the price of $0.22 per share, subject to stockholder approval at the Company’s 2009 Annual Meeting of Stockholders.  Under the Employment Agreement, if the Conditional Option is not approved by the Company’s stockholders at the Company’s 2009 Annual Meeting of Stockholders, Mr. Murdock may be eligible to receive a bonus payment in the event of a change of control, dissolution or sale of all or substantially all of the assets of the Company (such events being a “Change of Control Event”).  The bonus payment is payable to Mr. Murdock only if the Company’s stockholders receive more than $0.22 per share in connection with the Change of Control Event, and the bonus payment would be equal to 750,000 times the amount by which (i) the per share amount the Company’s stockholders receive with respect to the Change of Control Event exceeds (ii) $0.22.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety to the Employment Agreement attached hereto as Exhibit 10.128 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)                                  Exhibits

The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Title or Description

10.128	Employment Agreement, dated as of April 3, 2009, by and between Meade Instruments Corp. and Steven Murdock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2009	MEADE INSTRUMENTS CORP. (Registrant)

	By:	/s/ John Elwood
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.128	Employment Agreement, dated as of April 3, 2009, by and between Meade Instruments Corp. and Steven Murdock.